UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 25, 2021

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition.

On January 25, 2021, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three and twelve months ended December 31, 2020. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-GAAP (generally accepted accounting principles) financial measures where management believes it to be helpful in understanding Park’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation to the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses, and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for loan losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, and asset valuation writedowns, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of our performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of our performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-GAAP Ratios
Park's management uses certain non-GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share for the three months ended and at December 31, 2020, September 30, 2020, and December 31, 2019 and the twelve months ended and at December 31, 2020 and December 31, 2019. For purposes of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating the tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity and tangible assets to total assets solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio and the tangible book value per share are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio and the book value per share, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Ratios
Interest income, yields, and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Paycheck Protection Program ("PPP") Loans
Park originated $543.1 million in loans as part of the PPP. These loans are not typical of Park's loan portfolio in that they are part of a specific government program to support businesses during the COVID-19 pandemic and are 100% guaranteed by the Small Business Administration ("SBA"). As such, management considers growth in the loan portfolio excluding PPP loans, the total allowance for loan losses on originated loans to total originated loans ratio (excluding PPP loans), and general reserve as a % of total originated loans (excluding acquisitions) less impaired commercial loans (excluding PPP loans) in addition to the related U.S. GAAP metrics which are not adjusted for PPP loans.

Item 7.01 - Regulation FD Disclosure

COVID-19 Considerations

Banking has been identified by federal and state governmental authorities to be an essential service and Park is fully committed to continue serving our customers and communities through the COVID-19 public health crisis. For those in our communities experiencing a financial hardship, Park has offered various methods of support including loan modifications, payment deferral programs, participation in the CARES Act Paycheck Protection Program ("PPP"), planned participation in additional PPP loans authorized under the Consolidated Appropriations Act, 2021, and various other case by case accommodations. Park has implemented various physical distancing guidelines to help protect associates, such as allowing associates to work from home, where practical, while maintaining customer service via our online banking services, mobile app, and ATMs, by keeping drive-thru lanes open to serve customers, maintaining selective branch office openings, and offering other banking services by appointment when necessary.

During 2020, Park provided calamity pay and special one-time bonuses to certain associates. The cost of the calamity pay and special bonuses amounted to $0.7 million and $3.6 million for the three month and twelve month periods ended December 31, 2020, respectively, and is included within salaries expense.

Paycheck Protection Program: Through December 31, 2020, Park had approved and funded 4,439 loans totaling $543.1 million under the PPP. These PPP loans had an average principal balance of $122,000. Of the $543.1 million in PPP loans, 21 loans totaling $68.2 million had a principal balance that was greater than $2 million. For its assistance in making and retaining the 4,439 loans, Park has received an aggregate of $20.2 million in fees from the SBA, of which $13.7 million were recognized within loan interest income during the twelve months ended December 31, 2020. Park funded the PPP loans with excess on-balance sheet liquidity. At December 31, 2020, the remaining balance of PPP loans was $337.1 million.

As of January 18, 2021, Park has submitted approximately 2,441 repayment requests on behalf of borrowers under the PPP to the SBA and has received $232.0 million in payments from the SBA.

During 2021, Park plans to offer additional PPP loans as authorized under the Consolidated Appropriations Act, 2021, signed into law on December 27, 2020.

Loan Modifications: During the twelve months ended December 31, 2020, Park had modified 5,005 consumer loans, with an aggregate balance of $103.5 million, and modified 1,399 commercial loans, with an aggregate balance of $563.7 million, in each case related to a hardship caused by the COVID-19 pandemic and responses thereto. Park is working with borrowers and providing modifications in the form of either interest only deferral or principal and interest deferral, in each case, for initial periods of up to 90 days. As necessary, Park is making available a second 90-day interest only deferral or principal and interest deferral bringing the total potential deferral period to six months. Modifications are structured in a manner to best address each individual customer's current situation. A majority of these modifications are excluded from TDR classification under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators. Modified loans will be considered current and will continue to accrue interest during the deferral period.

Detail of COVID-19 modifications on Park's loan portfolios during the twelve months ended December 31, 2020 follows:

(Dollars in thousands)	December 31, 2020 Total Balance	December 31, 2020 Balance Modified	Percent Modified
Commercial	$4,116,124	$563,707	13.7%
Home equity	182,131	3,512	1.9%
Installment	1,650,620	44,582	2.7%
Real estate	1,213,820	53,713	4.4%
Guardian Financial Service Company ("GFSC")	11,545	1,740	15.1%
Other	3,545	—	—%
Total Loans	$7,177,785	$667,254	9.3%

Of the $667.3 million of COVID-19 modifications during the twelve months ended December 31, 2020, $10.1 million were currently greater than 30 days past due in accordance with the modified terms at December 31, 2020.

Detail of COVID-19 modifications on selected commercial loan portfolios during the twelve months ended December 31, 2020 follows:

(Dollars in thousands)	December 31, 2020 Total Balance	December 31, 2020 Balance Modified	Percent Modified
Non-bank consumer finance companies	$281,902	$—	—%
Hotel and accommodations	213,912	158,691	74.2%
Restaurants and food service	47,967	10,654	22.2%
Arts and recreation	43,738	13,304	30.4%
Healthcare and social assistance	251,582	35,869	14.3%
Strip shopping centers	248,736	70,186	28.2%
Other real estate rental and leasing	1,189,978	158,229	13.3%
PPP loans	337,090	—	—%
Other commercial loans	1,501,219	116,774	7.8%
Total commercial loans	$4,116,124	$563,707	13.7%

Many of the initial interest only deferrals or principal and interest deferrals were for an initial period of three months. Park has received requests for additional deferrals. Loans which have had multiple COVID-19 modifications through December 31, 2020 are detailed below.

(Dollars in thousands)	December 31, 2020 Balance - Multiple Modifications	Weighted Average Risk Grade
Hotel and accommodations	$61,602	4.95
Restaurants and food service	1,162	4.24
Arts and recreation	3,974	4.51
Strip shopping centers	1,884	4.00
Other real estate rental and leasing	6,166	5.87
Other commercial loans	18,436	5.16
Total commercial loans	$93,224	5.00
Home equity	$254	N.A.
Installment	6,338	N.A.
Real estate	15,489	N.A.
GFSC	974	N.A.
Other	—	N.A.
Total loans	$116,279	N.A.

Park considers a loan out of deferral when the first regular payment is due and that payment is subsequently made. The table below details the current status of loans with COVID-19 deferrals.

(Dollars in thousands)	December 31, 2020 Balance - Out of Deferral	December 31, 2020 Balance - In Deferral	Loans in Deferral as a Percent of Total Deferred	Loans in Deferral as a Percent of Total Loans
Hotel and accommodations	$129,485	$29,206	18.4%	13.7%
Restaurants and food service	10,582	72	0.7%	0.2%
Arts and recreation	12,550	754	5.7%	1.7%
Healthcare and social assistance	35,691	178	0.5%	0.1%
Strip shopping centers	70,186	—	—%	—%
Other real estate rental and leasing	153,089	5,140	3.2%	0.4%
Other commercial loans	105,311	11,463	9.8%	0.8%
Total commercial loans	$516,894	$46,813	8.3%	1.1%
Home equity	$3,430	$82	2.3%	—%
Installment	43,204	1,378	3.1%	0.1%
Real estate	49,809	3,904	7.3%	0.3%
GFSC	1,654	86	4.7%	0.7%
Total loans	$614,991	$52,263	7.8%	0.7%

Financial Results by Segment

The table below reflects the net income (loss) by segment for each quarter of 2020 and for the years ended December 31, 2020, 2019 and 2018. Park's segments include The Park National Bank ("PNB"), GFSC and "All Other" which primarily consists of Park as the "Parent Company" and SE Property Holdings, LLC ("SEPH"). SEPH is a non-bank subsidiary of Park, holding former Vision Bank other real estate owned ("OREO") property and non-performing loans.

Net income (loss) by segment
(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
PNB	$34,184	$32,888	$30,750	$25,908	$123,730	$113,600	$109,472
GFSC	372	332	323	112	1,139	762	521
All Other	10,644	(2,374)	(1,568)	(3,648)	3,054	(11,662)	394
Total Park	$45,200	$30,846	$29,505	$22,372	$127,923	$102,700	$110,387

Net income for the twelve months ended December 31, 2020 of $127.9 million represented a $25.2 million, or 24.6%, increase compared to $102.7 million for the twelve months ended December 31, 2019. Net income for each of the three and twelve months ended December 31, 2020 and the three and twelve months December 31, 2019 included several items of income and expense that impact comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding the two segments that make up Park's ongoing operations, followed by additional information regarding All Other, which consists of the Parent Company and SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for each quarter of 2020 and for the years ended December 31, 2020, 2019 and 2018.

(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
Net interest income	$87,475	$83,795	$79,891	$75,214	$326,375	$293,130	$258,547
(Recovery of) provision for loan losses	(1,443)	13,839	12,883	5,534	30,813	8,356	7,569
Other income	34,311	35,430	31,009	23,481	124,231	92,392	88,981
Other expense	81,277	65,590	60,703	61,368	268,938	237,433	206,843
Income before income taxes	$41,952	$39,796	$37,314	$31,793	$150,855	$139,733	$133,116
Income tax expense	7,768	6,908	6,564	5,885	27,125	26,133	23,644
Net income	$34,184	$32,888	$30,750	$25,908	$123,730	$113,600	$109,472

Net interest income of $326.4 million for the twelve months ended December 31, 2020 represented a $33.2 million, or 11.3%, increase compared to $293.1 million for the twelve months ended December 31, 2019. The increase was a result of a $35.0 million decrease in interest expense, partially offset by a $1.8 million decrease in interest income.

The $1.8 million decrease in interest income was primarily due to a $10.2 million decrease in investment income, partially offset by a $8.4 million increase in interest income on loans. The decrease in investment income was partially the result of a $213.1 million decrease in average investments from $1.35 billion for the twelve months ended December 31, 2019 to $1.14 billion for the twelve months ended December 31, 2020. The decrease in investment income was also the result of a decrease in the yield on investments, which decreased 10 basis points to 2.66% for the twelve months ended December 31, 2020, compared to 2.76% for the twelve months ended December 31, 2019. The increase in interest income on loans was partially the result of a $786.0 million increase in average loans from $6.19 billion for the twelve months ended December 31, 2019, to $6.97 billion for the twelve months ended December 31, 2020. The increase in average loans was impacted by the addition of average PPP loans of approximately $352.6 million which also resulted in interest and fee income of $15.8 million for the year ended December 31, 2020. The increase in average loans was partially offset by the decrease in the yield on loans, which decreased 46 basis points to 4.66% for the twelve months ended December 31, 2020, compared to 5.12% for the twelve months ended December 31, 2019. Excluding the impact of PPP loan interest and fee income, the yield on loans was 4.67%, a decrease of 45 basis points, for the twelve months ended December 31, 2020, compared to 5.12% for the twelve months ended December 31, 2019. Interest income was impacted by the acquisition of CAB Financial Corporation, the parent of Carolina Alliance Bank ("Carolina Alliance") on April 1, 2019. The Carolina Alliance Bank Division contributed an aggregate of $30.6 million to interest income at PNB during the twelve months ended December 31, 2020, compared to $25.0 million for the twelve months ended December 31, 2019.

The $35.0 million decrease in interest expense was primarily due to an $29.5 million decrease in interest expense on deposits as well as a $5.5 million decrease in interest expense on borrowings. The decrease in interest expense on deposits was the result of a decrease in the cost of deposits of 60 basis points from 1.01% for the twelve months ended December 31, 2019 to 0.41% for the twelve months ended December 31, 2020. This was partially offset by a $209.1 million increase in average interest-bearing deposits from $5.03 billion for the twelve months ended December 31, 2019, to $5.24 billion for the twelve months ended December 31, 2020. The decrease in interest expense on borrowings was partially the result of a $129.2 million decrease in average borrowings from $533.1 million for the twelve months ended December 31, 2019, to $403.9 million for the twelve months ended December 31, 2020. The cost of borrowings also decreased by 69 basis points, from 2.10% for the twelve months ended December 31, 2019 to 1.41% for the twelve months ended December 31, 2020. Interest expense was impacted by the acquisition of Carolina Alliance. The Carolina Alliance Bank Division contributed an aggregate of $2.8 million to interest expense at PNB during the twelve months ended December 31, 2020 and $4.1 million during the twelve months ended December 31, 2019.

The provision for loan losses of $30.8 million for the twelve months ended December 31, 2020 represented an increase of $22.5 million, compared to $8.4 million for the twelve months ended December 31, 2019. Refer to the “Credit Metrics and (Recovery of) Provision for Loan Losses” section for additional details regarding the level of the (recovery of) provision for loan losses recognized in each period presented above.

Other income of $124.2 million for the twelve months ended December 31, 2020 represented an increase of $31.8 million, or 34.5%, compared to $92.4 million for the twelve months ended December 31, 2019. The $31.8 million increase was primarily related to a $21.6 million increase in other service income, which was primarily due to an increase in fee income from mortgage loan originations and investor rate locks; a $3.7 million increase in gain on sale of debt securities; a $3.2 million increase in other components of net periodic benefit income; a $1.9 million increase in debit card fee income; a $1.6 million increase in income from partnership investments; a $1.1 million increase in income from fiduciary activities; and a $946,000 increase in gain (loss) on sale of OREO, net. These increases were partially offset by a $2.4 million decrease in service charges on deposits. Other income was impacted by the acquisition of Carolina Alliance. The Carolina Alliance Bank Division contributed an aggregate of $8.8 million to other income at PNB during the twelve months ended December 31, 2020 and $3.8 million during the twelve months ended December 31, 2019.

A summary of mortgage originations for the twelve months ended December 31, 2020 and 2019 follows. Of total mortgage originations shown below for 2020, refinances comprised 48.1% in the first quarter of 2020, 67.8% in the second quarter of 2020, 68.5% in the third quarter of 2020, 71.4% in the fourth quarter of 2020 and 66.7% for the twelve months ended December 31, 2020. Of total mortgage originations shown below for 2019, refinances comprised 32.5% in the first quarter of 2019, 29.7% in the second quarter of 2019, 41.3% in the third quarter of 2019, 47.6% in the fourth quarter of 2019 and 39.8% for the twelve months ended December 31, 2019.

(In thousands)	Q1 2020	Q2 2020	Q3 2020	Q4 2020	YTD 2020
Mortgage Origination Volume
Sold	$85,030	$248,339	$355,755	$325,841	$1,014,965
Portfolio	56,018	64,351	61,227	99,077	280,673
Construction	33,109	33,754	40,560	29,825	137,248
Service released	3,794	2,362	2,275	2,950	11,381
Total mortgage originations	$177,951	$348,806	$459,817	$457,693	$1,444,267

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	YTD 2019
Mortgage Origination Volume
Sold	$30,011	$54,802	$83,867	$98,362	$267,042
Portfolio	31,492	59,613	69,351	96,490	256,946
Construction	20,481	22,245	21,280	29,518	93,524
Service released	4,407	22,818	28,408	17,206	72,839
Total mortgage originations	$86,391	$159,478	$202,906	$241,576	$690,351

The table below reflects PNB's other expense for the twelve months ended December 31, 2020 and 2019.

(In thousands)	2020	2019	change	% change
Other expense:
Salaries	$122,586	$109,362	$13,224	12.1%
Employee benefits	36,282	36,017	265	0.7%
Occupancy expense	13,571	12,555	1,016	8.1%
Furniture and equipment expense	18,781	16,999	1,782	10.5%
Data processing fees	11,653	10,589	1,064	10.0%
Professional fees and services	24,444	22,056	2,388	10.8%
Marketing	5,825	5,704	121	2.1%
Insurance	5,804	2,489	3,315	133.2%
Communication	3,985	5,193	(1,208)	(23.3)%
State tax expense	3,293	3,016	277	9.2%
Amortization of intangible assets	2,263	2,355	(92)	(3.9)%
FHLB prepayment penalty	10,529	612	9,917	N.M.
Foundation contributions	3,000	1,500	1,500	100.0%
Miscellaneous	6,922	8,986	(2,064)	(23.0)%
Total other expense	$268,938	$237,433	$31,505	13.3%

Other expense of $268.9 million for the twelve months ended December 31, 2020 represented an increase of $31.5 million, or 13.3%, compared to $237.4 million for the twelve months ended December 31, 2019. The increase in salaries expense was primarily related to increases in base salary expense, severance related expenses, additional compensation incentives, including COVID-19 special one-time bonuses, vacation accruals and officer incentive compensation expense. The increase in employee benefits expense was primarily related to increased pension plan expense and defined contribution plan expense, partially offset by a decrease in group insurance costs.

The increase in occupancy expense was primarily the result of increased depreciation on premises and a write-down in the right-of-use lease asset related to branches that closed September 30, 2020. The increase in furniture and equipment expense was primarily related to increased expenses related to repairs and maintenance on equipment, which also included software maintenance and costs, as well as increased depreciation on furniture and equipment. The increase in data processing fees was related to increased mortgage processing costs, debit card processing costs and other data processing and software costs. The increase in professional fees and services was primarily related to increased title, appraisal and credit costs, increases in management and consulting fees and increases in other fees, partially offset by a $205,000 decrease in temporary wage expense. The increase in insurance expense was primarily due to a $2.2 million assessment credit which had been utilized for the FDIC expense for the twelve months ended December 31, 2019 (and not repeated in 2020), as well as an increase in the assessment base for the twelve months ended December 31, 2020, compared to the same period of 2019. The decrease in communications expense was primarily related to a change in statement mailing and production costs, which resulted in lower direct postage expense, but is more than offset by an increase in supply expense which is included in miscellaneous expense. The increase in the FHLB prepayment penalty was due to a $10.5 prepayment penalty on FHLB borrowings of $150 million repaid during the twelve months ended December 31, 2020. The increase in foundation contributions expense was due to a $3.0 million contribution during the twelve months ended December 31, 2020 compared to $1.5 million during the twelve months ended December 31, 2019. The decrease in miscellaneous expense was primarily related to a decrease in training and travel related expenses as well as decreased non loan related losses.

Other expense was impacted by the acquisition of Carolina Alliance. Of the $268.9 million of total other expense for the twelve months ended December 31, 2020, the Carolina Alliance Bank Division's total other expense was $19.4 million. Of the $237.4 million of total other expense for the twelve months ended December 31, 2019, the Carolina Alliance Bank Division's total other expense was $16.5 million.

The table below reflects PNB's other expense less the impact of Carolina Alliance Bank Division for the twelve months ended December 31, 2020 and 2019. This table is provided to provide insight into changes in Park's expenses excluding the impact of acquisitions.

(In thousands)	2020	2019	change	% change
Other expense:
Salaries	$113,571	$102,003	$11,568	11.3%
Employee benefits	33,823	34,665	(842)	(2.4)%
Occupancy expense	12,000	11,294	706	6.3%
Furniture and equipment expense	17,923	16,351	1,572	9.6%
Data processing fees	11,304	9,586	1,718	17.9%
Professional fees and services	23,427	20,784	2,643	12.7%
Marketing	5,633	5,365	268	5.0%
Insurance	5,166	2,262	2,904	128.4%
Communication	3,853	5,037	(1,184)	(23.5)%
State tax expense	3,290	3,012	278	9.2%
Amortization of intangible assets	1,149	1,234	(85)	(6.9)%
FHLB prepayment penalty	10,529	612	9,917	N.M.
Foundation contributions	2,960	1,500	1,460	97.3%
Miscellaneous	4,951	7,270	(2,319)	(31.9)%
Total other expense	$249,579	$220,975	$28,604	12.9%

The table below provides certain balance sheet information and financial ratios for PNB as of or for the twelve months ended December 31, 2020 and 2019.

(In thousands)	December 31, 2020	December 31, 2019	% change from 12/31/19
Loans	$7,165,840	$6,481,644	10.56%
Allowance for loan losses	84,321	54,692	54.17%
Net loans	7,081,519	6,426,952	10.18%
Investment securities	1,114,742	1,271,817	(12.35)%
Total assets	9,236,915	8,521,537	8.39%
Total deposits	7,820,983	7,125,111	9.77%
Average assets (1)	9,198,141	8,425,536	9.17%
Efficiency ratio (2)	59.31%	61.12%	(2.96)%
Return on average assets	1.35%	1.35%	—%

(1) Average assets for the twelve months ended December 31, 2020 and 2019.
(2) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $2.9 million for the year ended December 31, 2020, and $3.0 million for the year ended December 31, 2019.

Loans outstanding at December 31, 2020 were $7.17 billion, compared to $6.48 billion at December 31, 2019, an increase of $684.2 million, or 10.6%. Excluding $337.1 million of PPP loans, loans outstanding were $6.83 billion at December 31, 2020, compared to $6.48 billion at December 31, 2019, an increase of $347.1 million, or 5.4%. The table below breaks out the change in loans outstanding, by loan type.

(In thousands)	December 31, 2020	December 31, 2019	change from 12/31/19	% change from 12/31/19
Home equity	$182,131	$224,857	$(42,726)	(19.0)%
Installment	1,650,620	1,431,197	219,423	15.3%
Real estate	1,213,820	1,275,154	(61,334)	(4.8)%
Commercial (excluding PPP)	3,778,634	3,545,467	233,167	6.6%
PPP loans	337,090	—	337,090	N.M.
Other	3,545	4,969	(1,424)	(28.7)%
Total loans	$7,165,840	$6,481,644	$684,196	10.6%

PNB's allowance for loan losses increased by $29.6 million, or 54.2%, to $84.3 million at December 31, 2020, compared to $54.7 million at December 31, 2019. Net charge-offs were $1.2 million, or 0.02% of total average loans, for the twelve months ended December 31, 2020 and were $2.7 million, or 0.04% of total average loans, for the twelve months ended December 31, 2019. Refer to the “Credit Metrics and (Recovery of) Provision for Loan Losses” section for additional information regarding PNB's loan portfolio and the level of (recovery of) provision for loan losses recognized in each period presented.

Total deposits at December 31, 2020 were $7.82 billion, compared to $7.13 billion at December 31, 2019, an increase of $695.9 million, or 9.8%. During the twelve months ended December 31, 2020, Park made the decision to participate in a one-way sell (OWS) program in order to manage the balance sheet. At December 31, 2020, Park had $710.1 million in OWS insured cash sweep deposits which were off-balance sheet. Total deposits would have increased $1.4 billion, or 19.7%, compared to December 31, 2019 had the $710.1 million remained on the balance sheet. The table below breaks out the change in deposit balances, by deposit type.

(In thousands)	December 31, 2020	December 31, 2019	change from 12/31/19	% change from 12/31/19
Non-interest bearing deposits	$2,978,005	$2,036,359	$941,646	46.2%
Transaction accounts	1,381,479	1,628,741	(247,262)	(15.2)%
Savings	2,596,926	2,320,880	276,046	11.9%
Certificates of deposits	864,573	1,139,131	(274,558)	(24.1)%
Total deposits	$7,820,983	$7,125,111	$695,872	9.8%

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net income for each quarter of 2020 and for the years ended December 31, 2020, 2019 and 2018. During the first quarter of 2020, Park made the decision to no longer seek new loans through the GFSC subsidiary.

(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
Net interest income	$715	$893	$1,025	$1,152	$3,785	$5,013	$5,048
(Recovery of) provision for loan losses	(142)	34	27	277	196	754	1,328
Other income	101	60	62	32	255	170	187
Other expense	487	499	651	765	2,402	3,478	3,245
Income before income taxes	$471	$420	$409	$142	$1,442	$951	$662
Income tax expense	99	88	86	30	303	189	141
Net income	$372	$332	$323	$112	$1,139	$762	$521

The table below provides certain balance sheet information and financial ratios for GFSC as of or for the twelve months ended December 31, 2020 and 2019.

(In thousands)	December 31, 2020	December 31, 2019	% change from 12/31/19
Loans	$12,757	$28,143	(54.67)%
Allowance for loan losses	1,354	1,987	(31.86)%
Net loans	11,403	26,156	(56.40)%
Total assets	12,431	27,593	(54.95)%
Average assets (1)	20,896	29,119	(28.24)%
Return on average assets	5.45%	2.62%	108.02%

(1) Average assets for the twelve months ended December 31, 2020 and 2019.

All Other

The table below reflects All Other net income (loss) for each quarter of 2020 and for the years ended December 31, 2020, 2019 and 2018.

(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
Net interest (expense) income	$(1,869)	$(848)	$270	$(83)	$(2,530)	$(406)	$3,303
Recovery of loan losses	(17,574)	(37)	(686)	(658)	(18,955)	(2,939)	(952)
Other income (loss)	1,244	1,068	(107)	(1,027)	1,178	4,631	11,933
Other expense	3,897	3,770	3,445	4,143	15,255	23,077	18,667
Net income (loss) before income tax benefit	$13,052	$(3,513)	$(2,596)	$(4,595)	$2,348	$(15,913)	$(2,479)
Income tax expense (benefit)	2,408	(1,139)	(1,028)	(947)	(706)	(4,251)	(2,873)
Net income (loss)	$10,644	$(2,374)	$(1,568)	$(3,648)	$3,054	$(11,662)	$394

The net interest (expense) income for All Other included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals, as well as interest income on SEPH impaired loan relationships. The net interest (expense) income for All Other included for the three and twelve months ended December 31, 2020 and for the three months ended September 30, 2020, interest expense on $175.0 million aggregate principal amount of 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 issued in August 2020.

Net interest (expense) income reflected net interest expense of $2.5 million for the twelve months ended December 31, 2020, compared to net interest expense of $406,000 for the twelve months ended December 31, 2019. The change was largely the result of an increase in borrowing interest expense, partially offset by an increase in loan interest income related to payment collections at SEPH.

SEPH had net recoveries of $19.0 million for the twelve months ended December 31, 2020, compared to net recoveries of $2.9 million for the twelve months ended December 31, 2019.

All Other had other income of $1.2 million for the twelve months ended December 31, 2020, compared to other income of $4.6 million for the twelve months ended December 31, 2019. The change was largely due to a $4.0 million decrease in income related to partnership investments, which went from a $3.9 million gain for the twelve months ended December 31, 2019 to a $21,000 loss for the twelve months ended December 31, 2020, and a $486,000 decrease in gain (loss) on equity securities, net, which went from a $261,000 gain for the twelve months ended December 31, 2019 to a $226,000 loss for the twelve months ended December 31, 2020.

All Other had other expense of $15.3 million for the twelve months ended December 31, 2020, compared to $23.1 million for the twelve months ended December 31, 2019. The decrease was largely due to a $8.2 million decrease in merger related expenses related to the NewDominion and Carolina Alliance acquisitions.

Park National Corporation

The table below reflects Park's consolidated net income for each quarter of 2020 and for the years ended December 31, 2020, 2019 and 2018.

(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
Net interest income	$86,321	$83,840	$81,186	$76,283	$327,630	$297,737	$266,898
(Recovery of) provision for loan losses	(19,159)	13,836	12,224	5,153	12,054	6,171	7,945
Other income	35,656	36,558	30,964	22,486	125,664	97,193	101,101
Other expense	85,661	69,859	64,799	66,276	286,595	263,988	228,755
Income before income taxes	$55,475	$36,703	$35,127	$27,340	$154,645	$124,771	$131,299
Income tax expense	10,275	5,857	5,622	4,968	26,722	22,071	20,912
Net income	$45,200	$30,846	$29,505	$22,372	$127,923	$102,700	$110,387

Credit Metrics and (Recovery of) Provision for Loan Losses

Section 4014 of the CARES Act provided financial institutions with optional temporary relief from having to comply with the Financial Accounting Standards Board Accounting Standards Update 2016-13 ("Measurement of Credit Losses on Financial Instruments") including the current expected credit loss ("CECL") methodology for estimating the allowance for credit losses. This temporary relief was set to expire on the earlier of the date on which the national emergency concerning COVID-19 terminated or December 31, 2020, with adoption being effective retrospectively as of January 1, 2020.

Section 540 of the Consolidated Appropriation Act, 2021, amended Section 4014 of the CARES Act by extending the relief period provided in the CARES Act. The Consolidated Appropriation Act, 2021, modifies the CARES Act so that temporary relief will expire on the earlier of the first day of the fiscal year that begins after the date on which the national emergency concerning COVID-19 terminates or January 1, 2022.

Park elected to delay the implementation of CECL following the approval of the CARES Act. The CECL standard requires financial institutions to calculate an allowance utilizing a reasonable and supportable forecast period which Park has established as a one-year period. In the unprecedented circumstance surrounding the COVID-19 pandemic and the response thereto, Park believes that adopting the CECL model in the first quarter of 2020 would have added an unnecessary level of subjectivity and volatility to the calculation of the allowance for credit losses. With the approval of the Consolidated Appropriation Act, 2021, management has elected to further delay adoption of CECL to January 1, 2021. This will allow Park to utilize the CECL standard for the entire year of adoption.

On a consolidated basis, Park reported a provision for loan losses for the year ended December 31, 2020 of $12.1 million, compared to $6.2 million for the year ended December 31, 2019. Excluding a $20.0 million recovery from a former Vision Bank relationship, provision for loan losses for the year ended December 31, 2020 would have been $32.1 million. The table below shows a breakdown of the (recovery of) provision for loan losses by reportable segment.

(In thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	2020	2019	2018
PNB	$(1,443)	$13,839	$12,883	$5,534	$30,813	$8,356	$7,569
GFSC	(142)	34	27	277	196	$754	1,328
All Other	(17,574)	(37)	(686)	(658)	(18,955)	(2,939)	(952)
Total Park	$(19,159)	$13,836	$12,224	$5,153	$12,054	$6,171	$7,945

PNB had net charge-offs of $1.2 million, GFSC had net charge-offs of $829,000, and All Other had net recoveries of $19.0 million for the twelve months ended December 31, 2020, resulting in net recoveries of $16.9 million for Park, on a consolidated basis. PNB had net charge-offs of $2.7 million, GFSC had net charge-offs of $1.2 million, and All Other had net recoveries of $2.9 million for the twelve months ended December 31, 2019, resulting in net charge-offs of $1.0 million for Park, on a consolidated basis.

The table below provides additional information related to specific reserves and general reserves for Park as of December 31, 2020, December 31, 2019, and December 31, 2018.

(In thousands)	12/31/2020	12/31/2019	12/31/2018
Total allowance for loan losses	$85,675	$56,679	$51,512
Allowance on purchased credit impaired ("PCI") loans	167	268	—
Allowance on purchased loans	678	—	—
Specific reserve	5,434	5,230	2,273
General reserve on originated loans	$79,396	$51,181	$49,239

Total loans	$7,177,785	$6,501,404	$5,692,132
PCI loans (1)	11,153	14,331	3,943
Purchased loans	360,056	548,436	225,029
Impaired commercial loans	108,407	77,459	48,135
Originated loans excluding impaired commercial loans	$6,698,169	$5,861,178	$5,415,025

Total allowance for loan losses to total loans ratio	1.19%	0.87%	0.90%
Total allowance for loan losses on originated loans to total originated loans ratio	1.25%	0.95%	0.94%
Total allowance for loan losses on originated loans to total originated loans ratio (excluding PPP loans) (2)	1.31%	N.A.	N.A.

General reserve as a % of total originated loans less impaired commercial loans	1.19%	0.87%	0.91%
General reserve as a % of total originated loans less impaired commercial loans (excluding PPP loans) (2)	1.24%	N.A.	N.A.

(1) Excludes PCI loans which are individually evaluated for impairment due to additional credit deterioration post acquisition. These loans had a balance of $0, $5,000, and $475,000 at December 31, 2020, December 31, 2019, and December 31, 2018, respectively.
(2) Excludes $337.1 million of PPP loans and $337,000 in related allowance at December 31, 2020. No PPP loans were outstanding at December 31, 2019 or December 31, 2018.

The allowance for loan losses of $85.7 million at December 31, 2020 represented a $29.0 million, or 51.2%, increase compared to $56.7 million at December 31, 2019. This increase was largely the result of a $28.2 million increase in general reserves on originated total loans and a $204,000 increase in specific reserves. As of December 31, 2020, a $678,000 allowance had been established for performing acquired loans and a $167,000 allowance had been established for PCI loans. In addition to the established allowance related to acquired loans, as of December 31, 2020, these loans have a remaining purchase accounting discount of $7.2 million. The $28.2 million increase in general reserves was the result of the estimated increase in incurred losses as a result of the impact of the COVID-19 pandemic. This estimate was established based on consideration of Park's existing environmental loss factors, modification programs Park has put in place, and balances of high risk portfolios such as hotel and accommodations, restaurants and food service and strip shopping centers. Much is still unknown about the long-term economic impact of the COVID-19 pandemic and management will continue to evaluate this estimate of incurred losses as new information becomes available.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ materially include, without limitation:

•the ever-changing effects of the novel coronavirus (COVID-19) pandemic - - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 - - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic (such as quarantines, shut downs and other restrictions on travel and commercial, social or other activities), the development, availability and effectiveness of vaccines, and the implementation of fiscal stimulus packages;
•the impact of future governmental and regulatory actions upon our participation in and execution of government programs related to the COVID-19 pandemic;
•Park's ability to execute our business plan successfully and within the expected timeframe as well as our ability to manage strategic initiatives in light of the impact of the COVID-19 pandemic and the various responses to the COVID-19 pandemic;
•general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a weaker recovery than anticipated, in addition to the continuing impact of the COVID-19 pandemic on our customers’ operations and financial condition, either of which may result in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' inability to meet credit and other obligations and the possible impairment of collectability of loans;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our primary market areas, the financial health of our commercial borrowers and the success of construction projects that we finance, including any loans acquired in acquisition transactions;
•the effect of monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) as well as disruption in the liquidity and functioning of U.S. financial markets, as a result of the COVID-19 pandemic and government policies implemented in response thereto, may adversely impact prepayment penalty income, mortgage banking income, income from fiduciary activities, the value of securities, deposits and other financial instruments, in addition to the loan demand and the performance of our loan portfolio, and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins;
•changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic and reactions thereto), legislative and regulatory initiatives (including those undertaken in response to the COVID-19 pandemic), or other factors may be different than anticipated;
•changes in unemployment levels in the states in which Park and our subsidiaries do business may be different than anticipated due to the continuing impact of the COVID-19 pandemic;
•changes in customers', suppliers', and other counterparties' performance and creditworthiness may be different than anticipated due to the continuing impact of the COVID-19 pandemic;
•the adequacy of our internal controls and risk management program in the event of changes in the market, economic, operational (including those which may result from more of our associates working remotely), asset/liability repricing, legal, compliance, strategic, cybersecurity, liquidity, credit and interest rate risks associated with Park's business;
•competitive pressures among financial services organizations could increase significantly, including product and pricing pressures (which could in turn impact our credit spreads), changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and our ability to attract, develop and retain qualified banking professionals;
•uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, FDIC insurance premium levels, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank and bank holding company capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Coronavirus Aid, Relief and Economic Security (CARES) Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the provisions of the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the provisions of the Dodd-Frank Act, and the Basel III regulatory capital reforms;
•the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the "FASB"), the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, including the extent to which the new current expected credit loss ("CECL") accounting standard issued by the FASB in June 2016 and in accordance with the CARES Act and the follow-up legislation in the Consolidated Appropriations Act, 2021, the adoption of which can be deferred by

Park until the earlier of: (1) the first day of the fiscal year that begins after the date on which the national emergency concerning the COVID-19 outbreak terminates; or (2) January 1, 2022, may adversely affect Park's reported financial condition or results of operations;
•Park's assumptions and estimates used in applying critical accounting policies and modeling, including under the CECL model, when adopted by Park, which may prove unreliable, inaccurate or not predictive of actual results;
•significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio;
•the impact of Park's ability to anticipate and respond to technological changes on Park's ability to respond to customer needs and meet competitive demands;
•operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent;
•the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks;
•a failure in or breach of Park's operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks;
•the existence or exacerbation of general geopolitical instability and uncertainty as well as the effect of trade policies (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations and changes in the relationship of the U.S. and its global trading partners);
•uncertainty regarding the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic;
•the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government - backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and Asia and the risk they may face difficulties servicing their sovereign debt;
•the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union;
•our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries;
•continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends;
•the impact on Park's business, personnel, facilities or systems of losses related to acts of fraud, scams and schemes of third parties;
•the impact of widespread natural and other disasters, pandemics (including the COVID-19 pandemic), dislocations, regional or national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically;
•any of the foregoing factors, or other cascading effects of the COVID-19 pandemic that are not currently foreseeable, could materially affect our business, including our customers' willingness to conduct banking transactions and their ability to pay on existing obligations;
•the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase our healthcare and other costs and negatively impact our operations and financial results;
•risk and uncertainties associated with Park's entry into new geographic markets with our recent acquisitions, including expected revenue synergies and cost savings from recent acquisitions not being fully realized or realized within the expected time frame;
•the discontinuation of the London Inter-Bank Offered Rate (LIBOR) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in "Item 1A. Risk Factors" of Part II of Park's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on January 25, 2021, the Park Board of Directors (the "Park Board") declared a $1.03 per common share quarterly cash dividend and a special cash dividend of $0.20 per common share in respect of Park's common shares. These cash dividends are payable on March 10, 2021 to common shareholders of record as of the close of business on February 19, 2021. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the cash dividends by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on January 25, 2021 addressing financial results for the three and twelve months ended December 31, 2020 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: January 25, 2021	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer